Exhibit 99.1

2 Changi South Lane Singapore 486123	65.6299.8888 Main www.flextronics.com
P R E S S  R E L E A S E
Warren Ligan or Cindy Klimstra
Investor Relations
1-408-576-7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
1-408-576-7189
renee.brotherton@flextronics.com
Flextronics Announces Conference Call to Discuss Proposed Option Exchange Program
SINGAPORE, June 29, 2009— Flextronics (NASDAQ: FLEX) today announced that it will be holding a call to discuss its proposed option exchange program on Wednesday, July 1, 2009.
The conference call, hosted by Flextronics’s senior management, will be held at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) and will be available on the Company’s Web site at www.flextronics.com. A replay of the broadcast will remain available on the Company’s Web site after the call.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp ) and at least a 28.8 Kbps bandwidth connection to the Internet.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2009 revenues of US$30.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
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